Exhibit 99.1

Allied Nevada Announces Drill Results at Hasbrouck Mountain Project of 120

Meters Grading 2.22 g/t Gold Equivalent

June 17, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce assays results of the recently completed three core hole program for its Hasbrouck Mountain project located approximately five miles south of Tonopah, Nevada. Finalized assays for the previously released (14 May 2010) drill hole HSB10-001 resulted in an improved intercept of 120 meters grading 1.57 g/t Au1 and 36.71 g/t Ag1 (2.22 g/t AuEq1 ,2 ) compared with the originally released intercept which did not include silver data. In addition, final assays for hole HSB10-002 and preliminary assays for hole HSB10-003 have been received. HSB10-002 intercepted 123 meters, starting from surface, grading 0.81 g/t Au and 19.25 g/t Ag (1.15 g/t AuEq) and HSB10-003 intercepted 108 meters grading 0.85 g/t Au and 20.14 g/t Ag (1.2 g/t AuEq). All three holes have encountered gold and silver mineralization which is higher grade than the average resource grade of 0.79 g/t Au and 10.97 g/t Ag.

These core holes have been drilled at a large diameter to provide samples for metallurgical testing. Historical column leach tests indicate that recoveries could be 54.1% for gold and 19.2% for silver at a crush size of 80% passing 3/8 inch and after 51 days of leaching.

The Hasbrouck Mountain project is an advanced stage exploration project where, historically, 151 holes totaling 22,433 meters have been drilled on the property by various predecessors including Cordex and Newmont. All historical drilling on the property was completed using conventional rotary and reverse circulation technology. The property hosts an indicated mineral resource of 18.4 million tonnes at an average grade of 0.79 g/t Au and 10.97 g/t Ag for 459,000 contained ounces of gold and 6.5 million contained ounces of silver, as reported in the NI 43-101 compliant technical report dated August 14, 2006, and filed on SEDAR.

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification, with associated adularia and pyrite. The property is located approximately 50 miles south of the Round Mountain open pit mine, a joint venture between Kinross Gold and Barrick Gold.

Allied Nevada has implemented a two pronged approach to its exploration strategy with a clear focus on Hycroft. The Company intends to drill 100,000 meters in 2010 at Hycroft utilizing six rigs managed by a dedicated site exploration team. To maintain the focus necessary at Hycroft, a second exploration team has been assembled to manage the other drill programs. The goal for the 2010 outside exploration program is to utilize one drill and complete 5,000 meters of drilling at Hasbrouck, Contact and Wildcat. With the completion of this first phase of drilling at Hasbrouck, we will now begin drilling at Contact in early July, followed by Wildcat and then the second phase at Hasbrouck.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be

[1]	g/t Au = grams per tonne gold; g/t Ag = grams per tonne silver; g/t AuEq = grams per tonne gold equivalent
[2]	Gold equivalent grades were calculated using a gold price of $800 and silver price of $14 for a silver to gold equivalent conversion factor of 57.14 to 1.

covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hasbrouck Mountain; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hasbrouck; mineral resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release and documents referred to herein use the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. QA/QC controls being applied to the exploration and assay verification process for Hasbrouck are similar to those applied to the Hycroft programs as detailed in the most recent Hycroft 43-101 Technical Report dated April 1, 2010.

Additional information with respect to Hasbrouck’s geology, the nature of its mineralization, assumptions and parameters with respect to its mineral resource estimates and other detailed technical information is available in the Hasbrouck Technical Report dated August 14, 2006, and filed on SEDAR.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Hasbrouck Phase I Drilling Complete |	2